Exhibit 19
LUMENT FINANCE TRUST, INC.
INSIDER TRADING POLICY
Federal and state laws prohibit buying, selling, or making other transfers of securities by persons who have material information that is not generally known or available to the public (“Material Nonpublic Information”). These laws also prohibit persons with Material Nonpublic Information from disclosing this information to others who trade.
Lument Finance Trust, Inc. (together with its subsidiaries, the “Company”) has adopted this insider trading policy (this “Policy”) regarding trading in securities by members of the Company’s Board of Directors, the Company’s officers and employees, and Lument Employees (as defined below).
1.Scope
a.This Policy applies to: (i) all directors, officers and employees (if any) of the Company; (ii) all officers and employees (if any) of Lument Investment Management, LLC, the Company’s external manager (the “Manager”) and its affiliates who provide services to the Company (such persons in this clause (ii) “Lument Employees”); (iii) any other person who has access to Material Nonpublic Information regarding the Company and is subject to the Company’s or the Manager’s supervision and control, which may include consultants, advisors, temporary employees and such other persons designated by the Manager’s Compliance Department (“Compliance”) (such persons in clauses (i) through (iii), collectively, “Restricted Persons”); and (iv) each Restricted Person’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law of such Restricted Person, as well as adoptive relationships that meet the above criteria, in each case that share the same household1 as such Restricted Person (collectively, “Immediate Family Members” and, together with Restricted Persons, “Covered Persons” or “you”), as well as any other account, trust or entity over which a Covered Person makes or influences investment decisions, whether the securities are held directly or indirectly.
b.Except as set forth explicitly below, this Policy applies to any and all transactions in the Company’s securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that the Company may issue. This Policy applies to such securities regardless of whether they are held in a brokerage account, a 401(k) or similar account, through an employee or director stock purchase plan or otherwise.
1 Immediate family members include those who are financially dependent, but who may not reside in the same household full-time (e.g. child who is in college but claimed as a dependent).
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The Company’s Code of Business Conduct (the “Code of Business Conduct”) and certain policies and procedures of ORIX Corporation USA (“ORIX Policies”) that apply to Lument Employees also set forth certain prohibitions against transacting in securities, or “tipping,” while aware of Material Nonpublic Information. This Policy is meant to supplement the Code of Business Conduct and such ORIX Policies. Covered Persons, other than those who are unaffiliated with the Manager (i.e., directors of the Company and their Immediate Family Members and their controlled entities), must comply with the ORIX Policies. In the event the terms of this Policy conflict with the terms of the ORIX Policies, including but not limited to the ORIX Group Global Insider Trading Policy, and the ORIX Policies apply to you, the terms of the ORIX Policies shall control.
This Policy will be reviewed, evaluated and revised by the Company from time to time.
2.Material Nonpublic Information
a.You may not engage in transactions in the Company’s securities when you have Material Nonpublic Information about the Company. In addition, the Company will not engage in transactions in the Company’s securities while aware of Material Nonpublic Information about the Company. This Policy against “insider trading” applies to trading in (a) the Company’s securities and (b) the securities of other companies, such as the Company’s customers, and suppliers, or competitors or a company with which the Company is evaluating or negotiating a business relationship or major transaction, if you obtained Material Nonpublic Information about such other company in the course of your employment with the Company (if the Company has employees), in the course or your employment with the Manager or any of its affiliates or in the course of providing services to the Company.
b.You may not convey Material Nonpublic Information about the Company or another company to others. You also may not suggest that anyone purchase or sell any company securities while you are aware of Material Nonpublic Information about that company. These practices, known as “tipping,” violate the U.S. federal securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any benefit from trades made by persons to whom you passed Material Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. This Policy does not restrict legitimate business communications on a “need to know” basis.
c.You cannot engage in short-term or speculative transactions in the Company’s securities. As such, you may not engage in: (a) short-term trading (generally defined as selling the Company’s securities within six months following a purchase); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trading in puts or calls with respect to the Company’s securities; and (d) hedging
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transactions. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent, if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this, you are prohibited from holding the Company’s securities in a margin account or pledging the Company’s securities as collateral for a loan.
The foregoing restrictions apply to all Covered Persons. The U.S. Securities and Exchange Commission (the “SEC”) and federal prosecutors may presume that trading by certain family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure.
d.For purposes of this Policy, references to “trading” and “transactions” includes, among other things:
i.purchases and sales of Company securities in public markets;
ii.sales of Company securities obtained through the exercise of stock options granted by the Company; and
iii.using Company securities to secure a loan.
Conversely, references to “trading” and “transactions” do not include:
iv.the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (as defined below);
v.the vesting of Company stock options, restricted stock or restricted stock units; or
vi.the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units.
Therefore, you may freely exercise your stock options, engage in “net exercises” and have the Company withhold shares to satisfy your tax obligations without violating this Policy. Note that a “net exercise” (which is permitted) is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise (which is not permitted) involves the broker selling some or all of the shares underlying the option on the open market.
e.What is “Material Nonpublic Information”?
i.Material information generally means information where there is a reasonable likelihood that a reasonable investor would consider the information important in making an investment decision to buy, hold, or
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sell securities. Either positive or negative information may be material. Financial information is frequently material, even if it covers only part of a fiscal period or less than all of the Company’s operations, since either of these might convey enough information about the Company’s consolidated results to be considered material information. Other common examples of information that may be material include:
1.information regarding sales, revenues or earnings (including projections);
2.financial forecasts, including earnings estimates or changes in previously announced earnings estimates;
3.significant business trends and metrics;
4.significant proposed mergers, acquisitions, investments or divestitures;
5.execution or termination of significant contracts;
6.financings or restructurings;
7.significant unusual gains or losses;
8.changes in business strategies;
9.developments in significant litigation or government investigations;
10.public or private debt or equity offerings;
11.significant changes in senior managers, directors or auditors;
12.Company share repurchases; or
13.stock splits or dividend information.
ii.Nonpublic information is information that is not generally known or available to the public. We consider information to be available to the public only when:
1.it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, an SEC filing or a widely disseminated statement from a senior officer); and
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2.enough time has elapsed to permit the investment market to absorb and evaluate the information.
f.Determinations of whether information rises to the level of materiality can often be uncertain and, since your actions will be judged with hindsight, caution should be exercised.
g.If you have questions regarding what constitutes Material Nonpublic Information, please contact Compliance before taking any action.
3.When and How to Trade the Company’s Securities
All Covered Persons are required to comply with the restrictions below.
h.Covered Persons may only trade in the Company’s securities from the date that is two full trading days after an earnings release to the close of business on the date that is the final business day prior to the end of each quarter (the “Window Period”).
i.Even if the Window Period is open, you may not trade in the Company’s securities if you are aware of Material Nonpublic Information about the Company. In addition, you must pre-clear transactions even if you initiate them when the Window Period is open (see Section 5 below).
j.From time to time during the Window Period, the Company may close trading due to developments (such as a significant event or transaction) that involve Material Nonpublic Information. Alternatively, the Company may decide not to open the Window Period in the case of certain developments involving Material Nonpublic Information. In such cases, the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of the Company’s securities and should not disclose to others the fact that trading has been prohibited.
k.In light of these restrictions, if you expect to sell the Company’s securities at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below.
4.No Short-Term Trading of the Company’s Securities
Any Company securities purchased on the open market by Section 16 Reporting Persons (defined below) or any such persons’ Immediate Family Members or controlled entities must be held for a minimum of six months. Note that the SEC’s short-swing profit rules already penalize Section 16 Reporting Persons who sell any Company’s securities within six months of a purchase by requiring such person to disgorge all profits to the Company whether or not such person had knowledge of any Material Nonpublic Information. “Section 16 Reporting Persons” are members of the Company’s Board of Directors and certain executive officers who are subject
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to the reporting and “short-swing profit” liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
5.Pre-clearance
The Company requires all Covered Persons to contact Compliance in advance of effecting any purchase, sale or other trading of the Company’s securities and to obtain prior approval of the transaction.
All Company directors, officers, employees (if any) and Lument Employees are limited to purchasing, in the aggregate, 25% of the average daily trading volume (“ADV”) of the Company’s securities for the previous four (4) weeks on any trading day.
If a transaction is approved under the pre-clearance policy, the transaction must be executed on the same trading day on which approval is granted, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the same trading day for which approval is granted, the transaction must be approved again before it may be executed.
6.Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides for an affirmative defense against insider trading liability if trades occur pursuant to a prearranged “trading plan” that meets specified conditions.
Under Rule 10b5-1, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, or delegates discretion on these matters to an independent third party, and these arrangements are established in good faith at a time when you are not aware of Material Nonpublic Information (a “Rule 10b5-1 Plan”), you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned Material Nonpublic Information. Once a Rule 10b5-1 Plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.
All Rule 10b5-1 Plans adopted by Company directors, officers, employees (if any) and Lument Employees must comply with the requirements of Rule 10b5-1.
All Rule 10b5-1 Plans are required to be reviewed and approved by Compliance for compliance with Rule 10b5-1 and the Company’s policies concerning such programs prior to implementing any such Rule 10b5-1 Plan. In addition, all terminations of an existing Rule 10b5-1 Plan must be reviewed and approved by Compliance prior to effecting any such termination.
7.Post-Termination Transactions
This Policy will continue to apply to your transactions in the Company’s securities after your service to the Company terminates. Therefore, if you are in possession of Material Nonpublic Information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material. If you plan to trade shares after you
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leave the Company, especially if you leave outside a Window Period, you should consider whether to discuss such trade with Compliance in advance of execution.
8.Inquiries
Any questions about this Policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to Compliance.
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If you violate the insider trading laws, you may have to pay civil fines and/or criminal penalties. You also may have to serve a jail sentence. In addition, in certain circumstances, the Company may be able to recover all profits made by an insider who traded illegally, plus collect other damages. Furthermore, the Company (and its directors and executive officers) could face penalties for failing to take steps to prevent insider trading in the Company’s securities.
The Company expects strict compliance with this Policy. Failure to observe this Policy may result in serious legal difficulties for you and the Company, as discussed above. Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.
Adopted: March 18, 2025

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